Exhibit 5.1
January 10, 2011
WSI Industries, Inc.
213 Chelsea Road
Monticello, MN 55362

Re:	Opinion of Counsel as to Legality of 200,000 shares of Common Stock to be Registered under the Securities Act of 1933
Ladies and Gentlemen:
This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, WSI Industries, Inc. (the “Company”) is filing with the Securities and Exchange Commission to register 200,000 shares of Common Stock, $0.10 par value, of the Company that may be issued under the WSI Industries, Inc. 2005 Stock Plan (the “Plan”).
In connection with this opinion, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and this opinion is furnished based upon such examination and review.
Based on the foregoing, it is our opinion that, under the current laws of the State of Minnesota, the 200,000 shares of Common Stock proposed to be issued under the Plan will, when issued pursuant to the terms of the Plan, be validly issued, fully paid and nonassessable.
We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.
Very truly yours,
LINDQUIST & VENNUM P.L.L.P.
/s/ Lindquist & Vennum P.L.L.P.